                                                                   EXHIBIT 10.30

[*]= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                   AMENDMENT I:  SPECIFIC LICENSE AGREEMENT

     In accordance with article 4 and article 5 of the Master Agreement between Yissum and LTI effective as of the date first written above, the parties agree to amend the Master Agreement as follows:

1.   Definitions
     -----------

1.1 For the purposes of this Amendment, "Licensed Patents" shall mean the following five U.S. patents and any and all non-U.S. counterparts thereof and "Licensed Patent" shall mean any one of the following U.S. patents or any non-U.S. counterpart thereof:

     [*]

1.2 For the purposes of this Amendment, "Licensed Product" shall mean any product or component thereof the manufacture, use or sale of which would constitute an infringement of any claim in a Licensed Patent but for the license granted herein. DOXIL(R) (DOX-SL(TM)) is a Licensed Product under this amendment.

1.3 For the purposes of this Amendment, "Net Sales" shall mean gross invoice sales price received by LTI or a sublicensee of LTI for sales of Licensed Product, less the sum of the following deductions: cash, trade discounts; sales, use, tariff, import/export duties or other excise taxes; transportation and handling charges and allowances, and credits to customers due to rejections or returns. Net Sales denominated in all currencies other than U.S. dollars will be translated in U.S. dollars, as determined by LTI for incorporation into its financial statements and shall comply with generally accepted accounting principles.

2.   Grant of License
     ----------------

2.1 Yissum grants to LTI an exclusive, worldwide license to make, have made, use, and sell any Licensed Product.

2.2 Yissum also grants to LTI the right to issue sublicenses to products incorporating License Patents contemplated by this Amendment. LTI shall pay to Yissum royalties for such sublicenses in accord with section 3.2 hereof.

3.   Royalties
     ---------

3.1 LTI shall pay to Yissum a royalty of [*] of Net Sales of any Licensed Product sold by LTI or its affiliates.

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                       1.

3.2 In the event that LTI sublicenses to a third party the right to manufacture and market a Product claimed in a License Patent, LTI shall pay to Yissum [*] of all benefit or consideration received by LTI from the third party.

3.3 LTI shall pay Yissum royalties on a quarterly basis. Payments shall be due within two calendar months of the end of any quarter in which royalties are payable. All royalties shall be payable in U.S. funds.

4.   Infringement
     ------------

4.1 In the event that a Licensed Patent is infringed by an third party, LTI shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its own choice, including any declaratory judgment action arising from such infringement, provided however, that upon LTI failing to exercise such right, Yissum shall have the right to institute such an action or proceeding as it may be advised. All damages or other monetary awards made or recovered in favor of LTI shall be subject to a payment to Yissum of [*] of the recovery by LTI (minus out-of-pocket expenses), or [*] of the total award, whichever is less. All damages or other monetary awards made or recovered in favor of Yissum shall belong solely to Yissum.

5.   Records and Reports
     -------------------

5.1. LTI will notify Yissum within thirty (30) days of the date of the first commercial sale of a Licensed Product, and thereafter shall do the following:

5.2 LTI shall keep full, true, and accurate books and records of accounts containing all particulars necessary to show and compute all amounts payable to Yissum under this Amendment. Said books of accounts shall be kept at LTI's place of business for at least three (3) years following the end of the calendar year or fiscal year to which they pertain and shall be made available, at reasonable times, for inspection by a representative of Yissum for purposes of verifying LTI's royalty statement and LTI's compliance in other respects with this Amendment.

5.3 LTI shall deliver to Yissum simultaneously with the payment of royalties as provided in Section 3 hereof a true and accurate report, giving such particulars of the business conducted by LTI during the appropriate calendar quarter under this Amendment as are pertinent to a royalty accounting hereunder including, where applicable, the following: (a) all License Products sold; (b) the total billings for License Products sold;
     (c) the full supporting information for royalties received by LTI from a sublicensee; (d) deductions applicable as provided in paragraph 1.3 hereof;
     (e) total royalties due; and (f) the names of all sublicensees of LTI.

5.4 If no royalties are due for any calendar quarter, the report of LTI for that quarter, attested by an authorized corporate officer, shall so state.

6.   Term and Termination
     --------------------

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                       2.

6.1 This Amendment shall be effective through the life of the last to expire Licensed Patent unless sooner terminated pursuant to the terms hereof.

6.2  Either party shall have the right to terminate this Amendment upon sixty
     (60) days written notice to the other party in the event of any material failure of that party to comply with any material term hereof, which failure shall not have been remedied within sixty (60) days of delivery of notice specifying the failure.

7.   Warranty
     --------

7.1 Yissum expressly warrants that it has the authority to bind [*], Jerusalem, Israel to this Amendment. Further, Yissum agrees to indemnify LTI against any damages or defense costs associated with any breach of aforesaid warranty.

8.   Miscellaneous
     -------------

8.1 This Amendment and the portions of the Master Agreement incorporated herein represent the entire agreement and understanding between the parties with respect to the subject matter and supersede any prior and/or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties regarding this subject matter. Further amendments or changes shall be of no force unless they are in writing and signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Specific License Agreement to be duly executed as of the day and year first written above.

LIPOSOME TECHNOLOGY, INC. YISSUM RESEARCH DEVELOPMENT LIPOSOME TECHNOLOGY, INC.

BY: Sally A. Davenport                  BY: /s/ Uri Litvin, /s/ Moshe Vigdor
   -----------------------------           -------------------------------------

TITLE: Corporate Secretary              TITLE:  Managing Director
      --------------------------            ------------------------------------

DATE: May 2, 1995                       DATE: June 18, 1995
     -------------                           ---------------

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                       3.